Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of TD Ameritrade Holding Corporation for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated November 18, 2016, with respect to the consolidated financial statements of TD Ameritrade Holding Corporation and the effectiveness of internal control over financial reporting of TD Ameritrade Holding Corporation, included in its Annual Report (Form 10-K) for the year ended September 30, 2016, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York

September 18, 2017